EXHIBIT 21.1

SUBSIDIARIES OF GLOBAL GENERAL TECHNOLOGIES, INC.
AS OF DECEMBER 31, 2007

Subsidiary	State of Incorporation or Country in Which Organized
H7 Security Systems, Inc	Nevada